NEWGOLD, INC.

                       CODE OF BUSINESS CONDUCT AND ETHICS

I. CONFLICTS OF INTEREST POLICY

         A. GENERAL POLICY

                  It is your duty to avoid and/or disclose any actual or potential conflict of interest. An actual or potential conflict of interest exists where your benefits or interests in a transaction or relationship may conflict with Newgold, Inc.'s (the "Company") benefits or interests. This policy applies to all employees and directors of the Company. Examples of situations involving actual or apparent conflicts of interest are described below.

                  1. RELATED PARTY TRANSACTIONS

                  A conflict of interest may exist where you conduct business on behalf of the Company with a family member or with an entity in which you or a family member has an interest. For purposes of this policy, family members include spouses, children, parents, sisters, brothers, grandparents, aunts, uncles, nieces, nephews, cousins, step relationships, in-laws and significant others.

                  If a related party transaction is unavoidable, any officer or director involved must submit a written description of the proposed transaction to the Company's Board of Directors as soon as possible prior to the transaction. If the transaction involves a director of the Company, that director will not be present at or participate in the Board's consideration and prior approval of the proposed transaction. If the transaction does not involve a director or officer of the Company but is material to the Company, the Board will submit the transaction to the Audit Committee of the Company's Board of Directors (the "Audit Committee") for its review and prior approval. The Company will also report all related party transactions as required by applicable securities laws, the rules and regulations of the Securities and Exchange Commission and any securities exchange on which the Company's securities are traded, accounting rules and any other applicable requirements. Any transactions with related parties will be conducted so as not to afford preferential treatment to the related party.

                  The Company forbids the employment of family members in positions that have a financial dependence or influence (e.g., an auditing or control relationship or a supervisory/subordinate relationship). This is designed to prevent the organizational impairment and conflict that can result from such employment. If you are unsure as to whether a relationship is covered by this policy, you should consult with the Company's legal counsel ("Company's Counsel"). The Company's Counsel will determine whether a relationship is covered by this policy and will advise all affected parties of this policy. Willful withholding regarding a relationship covered by this policy may result in corrective action, up to and including termination. If a relationship covered by this policy develops


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         between two employees, the employee in the senior position must bring this to the attention of his or her supervisor. The Company may choose to reassign one of the employees or may take other corrective action, up to and including termination.

                  2. EMPLOYMENT AND OUTSIDE EMPLOYMENT

                  Employees of the Company are expected to devote their full attention to the business interests of the Company, with the exception only of employees who are in part-time positions. A conflict of interest can be created where you engage in an activity that interferes with your job performance or responsibilities to the Company. Employees may not accept simultaneous employment with a customer, supplier or competitor of the Company. You should not engage in activities that would put you in a competitive position with the Company or that would enhance or support a competitor.

                  3. OUTSIDE DIRECTORSHIPS

                  It is a conflict of interest for you to serve as a member of the Board of Directors of any company that competes with the Company. If you wish to serve as a director of a customer, supplier or other business partner of the Company, you must obtain written approval from the President and CEO as well as the Company's Counsel before accepting any such directorships. The President and CEO must obtain approval from the Board of Directors before accepting any such directorships. These approvals are not required for directorships with a subsidiary of the Company or a religious or social organization or advisory board of a non-profit institution.

                  4. FINANCIAL INTERESTS IN OTHER BUSINESSES

                  A conflict of interest may be created if you (or a family member) hold a financial interest in a customer, supplier, other business partner or competitor of the Company. Examples of potentially inappropriate financial interests with these companies include owning an interest in such an entity, holding stock representing in excess of 1% of the publicly traded stock of a corporation, loaning money or receiving a loan of money, and selling or leasing property. You should consider many factors in determining whether such a financial interest will create a conflict, including the amount of money involved, your ability to influence the Company's decisions and the decisions of the other company, your access to the confidential information of the Company or the other company and the nature of the relationship between the Company and the other company. If you are unsure as to whether a conflict may exist, you should consult with the Company's Counsel. If it is determined that a conflict exists, you must receive the prior written approval of the Company's Counsel before proceeding with the transaction.



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                  5. CORPORATE OPPORTUNITIES

                  A conflict of interest can exist where both you and the Company can take advantage of an opportunity that has been made available to the Company. You may not exploit, for your own personal gain, opportunities that are discovered through your use of Company property, information or position, unless the opportunity is disclosed in writing to the Company's President and CEO, and the President and CEO declines to pursue the opportunity. In such circumstance, you must receive the prior written approval of the President and CEO as well as the Company's Counsel before proceeding with the opportunity.

                  6. GIFTS TO AND FROM BUSINESS PARTNERS

                  A conflict of interest can be created when you (or a family member) give or accept any gift from a customer, supplier, other business partner or competitor of the Company that might indicate an intent to improperly influence the normal business relationship between the Company and the other company. For the purpose of this policy, the term "gift" includes any object or service of value, including meals, vacations and tickets to sporting events. A gift of cash or its equivalent is always considered an improper gift, regardless of the value. A non-cash gift with a value over $500 is presumed to be improper. Repeated non-cash gifts with a value less than $100 may also be considered improper. We expect you to use good judgment and seek guidance from the Company's Counsel when needed. If necessary, you can consult with the Company's Counsel regarding how to refuse or return a gift you deem improper in a manner designed as to not to offend the individual offering the gift.

                  This policy does not apply to minor items commonly exchanged in business relationships between the Company and any customer, supplier, other business partner or competitors, or to gifts directed to the Company (for example, business entertainment and meals with one or more employees of the Company's customers, suppliers and other business partners, subject to approval by the President and CEO or other members of the Company's executive staff). In addition, the Company and you may distribute promotional items relating to the Company's services to customers if the items are of a limited value, and their distribution does not violate any laws or generally accepted business practices.

                  Under no circumstances can you make or accept gifts in exchange for Company business. Further, you (or a family member) cannot accept any discount from the Company's customers or other business partners unless the same discount is available to all employees of the Company.



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                  7. OTHER SITUATIONS

                  If a proposed transaction raises questions or concerns for you, you should consult with the Company's Counsel.

                  8. PROTECTION OF CONFIDENTIAL INFORMATION

                  Every employee having access to proprietary Company information is required to execute the Company's Employee Invention Assignment and Confidentiality Agreement. This Agreement sets forth your obligations related to the Company's confidential information, including, for example, information regarding the Company's customer relationships, mineral exploration and products. If you have any questions regarding these obligations, you should consult with the Company's Counsel.

         B. PROCEDURE

                  The Company's President or Chief Executive Officer will administer this policy under the direction of and in consultation with the Board of Directors, or, in the case of a related party transaction involving an officer or director, the Audit Committee. The Company's President or Chief Executive Officer may require certification from you from time to time as to your compliance with this policy and the nature of your outside activities.

                  If you believe that a particular transaction, relationship or other circumstance might create an actual or apparent conflict of interest, you should consult with the Company's President or Chief Executive Officer. The Company's President or Chief Executive Officer will determine whether a particular transaction, relationship or circumstance creates an actual or apparent conflict of interest, under the direction of and in consultation with the Board of Director, Company's President or Chief Executive Officer, or, in the case of a related party transaction involving an officer or director, the Audit Committee. If an actual or apparent conflict exists, the Company's President or Chief Executive Officer will determine whether or on what conditions such activity should be permitted. In the event a conflict arises in connection with a matter that involves an officer or director, the matter will be submitted for approval by the Audit Committee.

                  If the facts relevant to the transaction, relationship or other circumstance at issue change significantly, you should again consult with the Company's President or Chief Executive Officer.

II. CODE OF ETHICS FOR THE PRESIDENT AND CEO, SENIOR FINANCIAL OFFICERS, AND THE COMPANY'S OTHER EXECUTIVE OFFICERS

         All employees and directors of the Company are subject to the Conflicts of Interest Policy set forth above. In addition, the Company's President and CEO, all


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senior financial officers, including the CFO and principal accounting officer, and all the Company's other executive officers, are subject to the following additional specific policies:

         A. The President and CEO, all senior financial officers and all other executive officers shall proactively practice and promote ethical behavior among all Company employees. Such ethical behavior shall include acting in good faith, responsibly and with due care and avoiding any misrepresentation of material facts or allowing his or her independent judgment to be subordinated or otherwise compromised.

         B. The President and CEO, all senior financial officers and all other executive officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, it is the responsibility of the President and CEO, each senior financial officer and each other executive officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Audit Committee in fulfilling its responsibilities.

         C. The President and CEO, each senior financial officer and each other executive officer shall bring promptly to the attention of the Audit Committee any information he or she may have concerning (1) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data, or (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         D. The President and CEO, each senior financial officer and each other executive officer shall promptly bring to the attention of the President and CEO or to the Audit Committee any information he or she may have concerning any violation of the Company's Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         E. The President and CEO, each senior financial officer and each other executive officer shall bring promptly to the attention of the President and CEO or to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional specific procedures.


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         F. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional specific procedures by the President and CEO, and the Company's senior financial officers and other executive officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and shall include written notices to the individual involved that the Board (or its designee) has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board or its designee) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or its designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.





































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